Exhibit 5.2
September 14, 2011
Associated Banc-Corp
1200 Hansen Road
Green Bay, Wisconsin 54304
Re:	Associated Banc-Corp Offering of Depositary Shares Under Registration Statement on Form S-3 (Registration No. 333-156251)
Ladies and Gentlemen:
     I am Senior Vice President and Deputy General Counsel of Associated Banc-Corp, a Wisconsin corporation (the “Company”), and, in such capacity, I have acted as legal counsel to the Company in connection with the issuance and sale by the Company of 2,600,000 depositary shares (the “Depositary Shares”) depositary shares, each representing a 1/40th ownership interest in a share of 8.00% Perpetual Preferred Stock, Series B (the “Preferred Stock”) and collectively representing 65,000 shares of Preferred Stock (the “Preferred Shares”), subject to the terms and conditions of the Underwriting Agreement (the “Underwriting Agreement”), dated September 7, 2011, by and between the Company and Citigroup Global Markets Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representatives of several underwriters named therein (collectively, the “Underwriters”). The Depositary Shares are being offered and sold under a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on December 17, 2008 (File No. 333-156251) (the “Registration Statement”), including a base prospectus dated December 17, 2008 (the “Base Prospectus”), and a prospectus supplement dated September 7, 2011 (the “Prospectus Supplement,” and together with the Base Prospectus, the “Prospectus”). Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Underwriting Agreement.
     This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.
     In connection with this opinion, I have relied as to matters of fact, without investigation, upon certificates of public officials. I have also examined originals or copies, certified or otherwise identified to my satisfaction, of such instruments, documents and records as I have deemed relevant and necessary to examine for the purpose of this opinion, including (i) the Registration Statement, (ii) the Prospectus, (iii) the Issuer Free Writing Prospectus filed with and accepted by the Commission on September 7, 2011, (iv) the Officers’ Certificate to the Underwriting Agreement, (v) the Secretary’s Certificate to the Underwriting Agreement, (vi) the Company’s Amended and Restated Articles of Incorporation, as amended and as currently in effect, (vii) the Company’s Amended and Restated Bylaws, as currently in effect and (viii) records of proceedings and actions of the Company’s Board of Directors and the Pricing Committee of the Company’s Board of Directors relating to the transaction described in the

Underwriting Agreement relating to the issuance and sale of the Depositary Shares and related matters.
     In connection with this opinion, I have assumed (i) the legal capacity of all natural persons, (ii) the accuracy and completeness of all documents and records that I have reviewed, (iii) the genuineness of all signatures and due authority of the parties signing such documents, (iv) the authenticity of the documents submitted to me as originals and (v) the conformity to authentic original documents of all documents submitted to me as certified, conformed or reproduced copies. In making my examination of documents executed or to be executed by parties, I have assumed that such parties had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties (other than the Company) of such documents and the validity and binding effect thereof.
     Based upon and subject to the foregoing, it is my opinion that,
1.	The Preferred Shares represented by the Depositary Shares have been duly authorized, and when (i) issued and deposited by the Company with the Depositary in accordance with the terms of the Deposit Agreement (the “Deposit Agreement”) dated as of the date hereof, among the Company, Wells Fargo Bank, N.A., as depositary (the “Depositary”), and the holders from time to time of the Depositary Receipts described therein and (ii) paid for in accordance with the terms of the Underwriting Agreement, will be validly issued, fully paid and non-assessable; and

2.	The Depositary Shares have been duly authorized and, when validly issued and delivered by the Company against delivery of the Preferred Shares pursuant to the Deposit Agreement (for purposes of this opinion, we have assumed that the Depositary will duly sign and issue the Depositary Receipts evidencing the Depositary Shares), will be validly issued and will represent a fractional interest in a duly authorized and validly issued, fully paid and nonassessable Preferred Share.
     My opinion expressed above is limited to the laws of the State of Wisconsin and I do not express any opinion herein concerning any other law. This opinion is given as of the date hereof and I assume no obligation to advise you of changes that may hereafter be brought to my attention.
     I hereby consent to the filing of this opinion with the Commission as Exhibit 5.2 to the Company’s Current Report on Form 8-K dated September 15, 2011. In giving this consent, I do not thereby admit that I am an expert within the meaning of Section 11 of the Act or included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,
/s/ Kristi A. Hayek
Kristi A. Hayek
Senior Vice President and Deputy General Counsel